Contact:  George R. Remeta
           Vice Chairman and Chief Administrative Officer
           United Retail Group, Inc.
           201-909-2110

 Investor Relations: Lynn Morgen/Carolyn Capaccio/Teresa Kollappallil

 Press:    Michael McMullan
           Morgen-Walke Associates, Inc.
           212-850-5600

               UNITED RETAIL GROUP AUTHORIZES STOCK BUYBACKS

 Rochelle Park, New Jersey, September 15, 1999 - United Retail Group, Inc. (NASDAQ-NMS: "URGI") announced that its Board of Directors has authorized the Company's repurchase of up to 1,600,000 shares of its Common Stock, representing 12% of shares outstanding. Purchases may be made from time to time on the Nasdaq National Market System and in negotiated or block transactions, and will be paid for from the Company's cash reserves.

 Raphael Benaroya, Chairman, President and Chief Executive Officer, said:
 "We continue to remain very confident in the growth potential created by the Company's branded merchandising and marketing initiatives. At present, we regard our common stock as being undervalued. Therefore, in light of the Company's strong cash position, we believe that stock repurchases at opportune prices are a judicious use of capital in our shareholders' best interest."

 Separately, the Board adopted a Shareholder Rights Plan. Rights will be distributed as a dividend at the rate of one Right for each share of Common Stock, par value $0.001 per share, of the Company held by shareholders of record as of the close of business on September 27, 1999. The Rights will expire on September 28, 2009.

 The Rights Plan was not adopted in response to any effort to acquire control of the Company.

 Each Right initially will entitle shareholders to buy one unit of a share of a series of preferred stock for $65. The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's Common Stock in the future or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company's Common Stock.

 United Retail Group, Inc. is a specialty retailer of large-size women's fashion apparel, footwear and accessories featuring AVENUE(R) brand merchandise. The Company operates 499 stores under its AVENUE(R) trade name.

 The release above contains certain forward-looking statements concerning the Company's operations and performance. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those currently anticipated by the Company. Such factors may include, but are not limited to, possible miscalculation of fashion trends, shifting shopping patterns, extreme or unseasonable weather conditions, economic downturns, and weakness in overall consumer demand, as well as competitive pressures. These, and other factors, are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 1999. The release above is neither an offer to purchase shares nor a solicitation of an offer to sell shares.

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